EXHIBIT 99.1

MyDx Sees Second Quarter Revenue Up 75% Sequentially; Company Guides Revenue to $282,000 for 2Q16

LA JOLLA, Calif., July 12, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), a rapidly growing chemical detection company, today announced that it expects to exceed its previously reported revenue guidance for its second quarter ending June 30, 2016.  The revenue growth is being driven by the Company’s recent introduction of its patented MyDxTM (My Diagnostic) product line, the first battery operated, handheld, chemical analyzer for consumers.

The Company expects to report that revenues increased to approximately $282,000 for its second quarter ended June 30, 2016, which represents a sequential increase of over 75% compared to the $161,000 it posted for its first quarter ended March 31, 2016. The Company previously provided revenue goals of approximately $225,000 during the LD Micro Investor Conference held on June 8, 2016.  The sharp increase in revenues reflects new orders from the Company’s first national distributor, increased international orders as well as online consumer orders through the Company’s website as the CannaDxTM application continues to gain traction globally through news media, social media and word-of-mouth.

“Although we are very excited to be able to exceed our internal revenue goals for the quarter, we believe this is only the beginning of a revenue ramp-up period the Company has been diligently preparing for since the launch of the MyDxTM analyzer last fall,” said Daniel R. Yazbeck, Chairman and Chief Executive Officer of MyDx, Inc.  “Top line revenue growth and unit sales are both trending higher and the new applications we are about to launch: OrganaDxTM, AquaDxTM and AeroDxTM, which will come in the form of new sensors compatible with the existing MyDxTM analyzer, can only serve to enhance the core value of the product.  For the first time in history, consumers will have the ability to use an affordable handheld device to test for the presence of toxic chemicals (including pesticides and heavy metals) in their fruits and vegetables, drinking water and medicinal cannabis samples,” continued Mr. Yazbeck.

The increase in revenues coupled with an ongoing decrease in its operating expenses should enable the Company to achieve profitability by the fourth quarter of 2016 as previously forecasted.  That said, the Company still expects to report a net loss for the second quarter.

Company Continues to Strengthen Its Balance Sheet

The Company is continuing to strengthen its balance sheet by redeeming or extending its outstanding convertible debentures. On June 8th 2016, the Company redeemed a note from Kodiak Capital LLC and negotiations are underway for the redemption of all of the Company’s convertible debt. The Company has also cancelled its $1 million Kodiak Capital Equity Purchase Agreement signed earlier this year.

“We sincerely appreciate the support of our investors and lenders to date.  Our outlook remains positive for the year given the many developments already achieved and in our pipeline. We are very proud and look forward to celebrating the completion of our mission to help the everyday consumer Trust and VerifyTM the chemical composition of everything they eat, drink, and inhale with the release of our OrganaDxTM, AquaDxTM, and AeroDxTM applications in the second half of 2016, well in advance of our original projected launch dates,” concluded Mr. Yazbeck.

About MyDx, Inc.

MyDx, Inc. (OTCQB:MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify™ what they put into their minds and bodies. The Company developed MyDx, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of the user’s hand. The multi-use MyDx analyzer leverages over a decade of established electronic nose technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its CannaDxTM sensor commercialized, it has three other sensors being developed in its lab that are compatible with the MyDx Analyzer and App that will empower consumers to test the chemical composition of everything they eat, drink and inhale.  For more information, please visit www.cdxlife.com.

Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:
Phillip Sugarman, Vice President - Investor Relations
Phone: 818-280-6800
psugarman@irpartnersinc.com